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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-14957 and No. 33-52078) pertaining to the 401(k) Profit Sharing Plan of NCI Building Systems, Inc., Registration Statements (Form S-8 No. 333-34899, No. 33-52080 and No. 333-12921) pertaining to the Nonqualified Stock Option Plan of NCI Building Systems, Inc., and Registration Statement (Form S-4 No. 333-80029) of NCI Building Systems, Inc. and in the related Prospectus of our report dated December 4, 2000 (except for Note 11, as to which the date is May 23, 2001) with respect to the consolidated financial statements and schedule of NCI Building Systems, Inc. included in the Annual Report (Form 10-K/A) for the year ended October 31, 2000.

                                                          /s/ ERNST & YOUNG LLP

Houston, Texas
June 5, 2001